Exhibit 99

News Announcement	For Immediate Release

For further information contact:

Douglas Bruggeman	Joseph N. Jaffoni/David Collins
Chief Financial Officer	Jaffoni & Collins Incorporated
937/276-3931	212/835-8500 or rsc@jcir.com

REX COMPLETES REPURCHASE OF 500,000 COMMON SHARES AND ITS

BOARD AUTHORIZES THE REPURCHASE OF AN ADDITIONAL 500,000 SHARES

Dayton, Ohio (August 4, 2008) – REX Stores Corporation (NYSE:RSC) announced today that it completed the repurchase of 500,000 shares of its common stock representing all of the shares authorized under the June 23, 2008 expanded stock buy-back authorization. The Company’s Board of Directors has authorized the repurchase of up to an additional 500,000 shares. Purchases will be made from time to time in open market or private transactions at prevailing market prices, and all shares purchased will be held in the Company’s treasury for possible future use. In fiscal 2008 to-date the Company has purchased a total of 715,600 shares and reflecting all purchases to-date, REX presently has approximately 10,062,000 shares of common stock outstanding.

REX has interests in four ethanol entities and is a specialty retailer of consumer electronic products and appliances. As of April 30, 2008, the Company operated 111 retail stores in 34 states under the trade name “REX.” In June 2008 the Company engaged Brown, Gibbons, Lang & Company Securities, Inc. to assist it in identifying and evaluating strategic alternatives for its retail segment. The Company expects to consider and evaluate a broad range of alternatives during the strategic review process, including opportunities to monetize its real estate portfolio. There is no assurance that any transaction will occur as a result of the strategic review process.

This news announcement contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking terminology such as “may,” “expect,” “believe,” “estimate,” “anticipate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Readers are cautioned that there are risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. These risks and uncertainties include the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission and include among other things: the highly competitive nature of the consumer electronics retailing industry, changes in the national or regional economies, weather, the effects of terrorism or acts of war on consumer spending patterns, the availability of certain products, technological changes, changes in real estate market conditions, the fluctuating amount of quarterly payments received by the Company with respect to sales of its partnership interest in its synthetic fuel investments, and the uncertain amount of synthetic fuel production and resulting income received from time to time from the Company’s synthetic fuel investments. As it relates to ethanol investments, risks and uncertainties include among other things: the uncertainty of constructing plants on time and on budget, the price volatility of corn, sorghum, dried distiller grains, ethanol, gasoline and natural gas, and the plants operating efficiently and according to forecasts and projections.

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